Exhibit 10.31

FORM OF

DISTRIBUTOR SALES AGREEMENT

[Traditional Minus]

between

SOUTHWEST CONVENIENCE STORES, LLC

and

ALON USA, LP

Detail Schedule

Effective Date

Distributor	Name		Southwest Convenience Stores, LLC
	Type of Entity		Limited Liability Company
	State of Organization		Texas
	Principal Offices		4001 Penbrook, Suite 400 Odessa, Texas 79762
Branded Products (§1.1)			Gasoline and diesel fuel
Expiration Date (§12)			November , 2032
Addresses for Notice (§19)	Distributor	US Mail	Southwest Convenience Stores, LLC Attn: Yossi Lipman P.O. Box 711 Odessa, Texas 79760
		Street	Southwest Convenience Stores, LLC Attn: Yossi Lipman 4001 Penbrook, Suite 400 Odessa, Texas 7976
		Fax	(432) 332-9307 Attn: Yossi Lipman
	Alon	US Mail	Alon USA, LP Attn: Manager, Branded Fuels P.O. Box 517030 Dallas, Texas 75251-7030
		Street	Alon USA, LP Attn: Manager, Branded Fuels 12700 Park Central Drive, Suite 1600 Dallas, Texas 75251
		Fax	(972) 367-3728 Attn: Manager, Branded Fuels

This Distributor Sales Agreement (this “Agreement”) is executed to be effective as of the Effective Date stated in the attached Detail Schedule, by ALON USA, LP (“Alon”), and the Distributor identified in the Detail Schedule (“Distributor”) (each a “Party” and collectively the “Parties”) to set out the terms and conditions under which (a) Alon will sell certain petroleum products to Distributor for resale by Distributor, (b) Distributor will participate in the Alon payment card network, and (c) Alon will make certain services available to Distributor in connection with Distributor’s resale of Alon-branded petroleum products and Distributor’s participation in the Alon payment card network.

Background

A. Alon owns or licenses all rights to use certain trademarks, which may be changed at Alon’s sole discretion, (the “Alon Marks”). The Alon Marks, together with any other trademark or trade dress used by Alon for the marketing and sale of Alon-branded gasoline and/or diesel (the “Branded Products”), collectively constitute the “Alon Brand and Image.”

B. Alon and Distributor desire to provide for Distributor’s purchase from Alon of the Branded Products for resale by Distributor, all in accordance with the terms and provisions of this Agreement.

C. Alon operates the Alon payment card network (the “Credit Card Program”) and from time to time conducts a variety of marketing support activities (the “Marketing Services”) to facilitate retail sales of Branded Products under the Alon Marks.

D. Distributor desires to (a) sell the Branded Products under the Alon Marks, and (b) use the Credit Card Program and Marketing Services to facilitate sales of the Branded Products, all at Covered Stations (as set forth on Schedule 2.1.3).

E. This Agreement covers (a) the sale by Alon, and the purchase by Distributor, of the Branded Products, (b) use of the Alon Marks in connection with the sale of the Branded Products at the Covered Locations, (c) participation in the Credit Card Program with respect to such Covered Locations and use of the Alon Marks in connection with the Credit Card Program, and (d) availability of the Marketing Services.

F. Each schedule attached to this Agreement is incorporated in this Agreement for all purposes.

NOW, THEREFORE, Alon and Distributor agree as follows:

1.	Purchase and Sale of Branded Products

1.1 Products and Quantities. For the term of this Agreement, Alon agrees to sell to Distributor and Distributor agrees to purchase from Alon each month between 90% and 120% of the estimated monthly quantities of Branded Products as set forth below. The estimated monthly quantities shall be purchased ratably. Such obligation shall include the requirement to purchase quantities reasonably evenly over the course of each month and on a month to month basis. Alon and Distributor agree that the estimated monthly quantities of the Branded Products are reasonable and material to this Agreement. Distributor understands and agrees that the failure of Distributor to purchase the required quantities of Branded Products as provided in this Section 1.1 shall be a material violation of this Agreement.

Estimated Monthly Quantities of Branded Products:

Alon Gasoline	Gallons
Alon No. 2/Diesel Fuel	Gallons

1.2 Price.

(a) Distributor shall pay Alon (i) the Alon-branded distributor price per unit in effect for the Branded Products at the time the Branded Products are delivered to Distributor minus the discount for the applicable Terminal (as hereinafter defined) as set forth in the Discount Schedule and (ii) any applicable freight, taxes, pipeline tariff, and delivery place differential applicable to the location where product is delivered to Distributor. The “Alon-branded distributor price” means the price for Branded Products set by Alon from time to time under Alon’s traditional pricing program. Distributor may ascertain current applicable prices from electronic transmissions from Alon so long as Distributor maintains the required equipment or by contacting Alon’s marketing department.

(b) The current discount structure is based on                      gallons of Branded Products annually. Alon reserves the right to review and make applicable changes to the discounts reflected in the Discount Schedule if the Distributor’s purchases do not meet or exceed                      gallons of Branded Product annually.

(c) At all times during the term of this Agreement, unless otherwise directed by Alon Distributor shall purchase Branded Products for each Covered Station (as hereinafter defined) only from the Terminal located in the market in which such Covered Station is located.

1.3 Terms of Payment.

1.3.1 Unless Alon establishes other payment terms for Distributor, Distributor shall pay Alon in cash upon the placement of each order for the Branded Products.

1.3.2 At its sole determination, Alon may elect to extend credit to Distributor. In such event, credit will be extended on such terms and conditions as Alon may specify from time to time. Alon shall have the right at any time to withdraw the extended credit or to modify the terms and conditions applicable thereto with or without cause. In the event Alon extends credit to Distributor for one or more purchases of the Branded Products, no practice or course of dealing, regardless of duration or circumstances, shall obligate Alon to continue to extend credit for additional purchases.

1.3.3 As promptly as possible after each delivery date, Alon will invoice Distributor for delivery of the Branded Products to Distributor. Alon’s invoices, delivery tickets and other documents pertinent to the supply of Branded Products shall be prima facie evidence of the quantities, deliveries and prices of said Branded Products.

1.3.4 Distributor expressly agrees that Alon may, and Distributor hereby directs Alon to, offset amounts owed by Distributor to Alon for purchases of Branded Products, and all other amounts owed or owing by Distributor to Alon hereunder, against the amounts payable by Alon to Distributor under the Credit Card Program.

1.3.5 To secure the payment of all sums of money owed by Distributor to Alon hereunder, Distributor hereby grants Alon a continuing security interest in (a) all Branded Products purchased under this Agreement and on the proceeds thereof and (b) all proceeds due to Distributor under the Credit Card Program. In order to perfect and enforce the security interest granted herein, Alon shall have all of the rights and remedies afforded a secured party under the Uniform Commercial Code, as adopted by the state in which Distributor has its principal place of business. Distributor agrees to execute such other instruments as may be necessary or appropriate for Alon to perfect the security interest granted hereunder and agrees further that this Agreement may be filed of record by Alon as a financing statement.

1.3.6 If at any time during the term of this Agreement there shall arise between the Parties a dispute as to the amount payable by Distributor to Alon for any of the Branded Products delivered or deliverable hereunder, Alon, at its sole option, may suspend all further deliveries hereunder until the dispute is settled to Alon’s satisfaction. Alon shall not be obligated to make up any deliveries that are suspended under the provisions of this paragraph 1.3.6.

1.3.7 Alon’s rights hereunder to offset, change credit terms or terms of sale, enforce its security interests granted hereunder and to suspend sales of Branded Products to Distributor shall be in addition to, and not in substitution for, other rights and remedies available to Alon by operation of law and under other provisions of this Agreement.

1.4 Delivery and Transportation of Branded Products.

1.4.1 Deliveries to Distributor shall be made at terminals or other supply sources designated by Alon (each a “Terminal,” and collectively, “Terminals”), whether or not such Terminals are owned or operated by Alon. From time to time Alon may designate different or additional Terminals and determine the volumes, grades, and types of Branded Products to be made available from each Terminal. Alon shall have no obligation or liability for payment of Distributor’s transportation costs to or from any Terminal.

1.4.2 Branded Products delivered under this Agreement shall be in quantities and by the methods of delivery authorized at the Terminal. Delivery of the Branded Products to Distributor’s transport trucks or to any authorized common, private or contract carrier shall constitute delivery of the Branded Products to Distributor.

1.4.3 Distributor’s transportation equipment shall have a load capacity satisfactory to and approved by Alon. Distributor’s transportation equipment shall be loaded only during regular scheduled hours of Terminal operation, as such hours may be established from time to time.

1.4.4 Distributor warrants to Alon that Distributor’s employees and/or the employees of common, private, contract carriers or others hired by Distributor to deliver Branded Products are fully qualified to load and operate the vehicles used in the transportation of Branded Products. Distributor shall ensure that all such parties hired to deliver Branded Products shall be aware of all safety rules, regulations and procedures to be observed at the Terminal and shall be solely responsible for the failure of any such party to follow safe practices, to observe safety rules, regulations and procedures at the Terminal, or to comply with applicable laws and regulations.

1.4.5 Failure to notify Alon in writing of any loss arising from a claimed defect in a Terminal’s loading equipment or from any loading shortage, defect or other discrepancy, within five (5) days following delivery of the affected Branded Product shall bar Distributor from asserting any claim against Alon related to the claimed defect. Such notice shall substantiate said claim by properly noted freight bills and sworn affidavit of the manager at the Terminal from which the Branded Products were loaded. Claims for shortages of any Branded Product delivered by common carrier shall comply with the terms of the tariff in effect for said common carrier as well as the rules and regulations of the government entity regulating said common carrier. Alon shall have the right to specify other and additional claims procedures from time to time and to modify the requirements for claims submissions.

1.4.6 In order to gain access to any Terminal, Distributor shall obtain and furnish to the operator of that Terminal evidence that Distributor maintains the insurance coverage required by such Terminal. Such insurance requirements may or may not be met by Distributor’s compliance with the insurance requirements stated in paragraph 6 below.

1.5 Measurement. The number of gallons of each Branded Product delivered hereunder shall be determined on a temperature-adjusted basis, by using the Abridged Volume Correction Table for Petroleum Oils, as prepared by the United States Bureau of Standards.

1.6 Handling of Branded Products. Distributor shall comply with all laws, rules, guidelines, requirements, and procedures in connection with loading, transporting, handling, storing, testing, selling, dispensing or using the Branded Products, including without limitation such guidelines as Alon may issue from time to time with respect to high-sulfur diesel fuel, the Reid Vapor Pressure level of motor fuel, and unleaded motor fuels.

1.7 Product Specifications. All Branded Products sold under this Agreement shall meet Alon’s specifications for the respective grades and types of Branded Products at the time and place of delivery. Alon shall have the right to modify existing specifications and/or adopt new specifications, grades, or types of Branded Products at any time. Alon shall have the right at any time to discontinue the sale of any of the grades or types of Branded Products in any relevant geographic area. EXCEPT AS EXPRESSLY STATED ABOVE, ALON MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE BRANDED PRODUCTS OR THE PROVISION OF ANY SERVICES, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

1.8 Product Inspection. Distributor hereby authorizes Alon, at any time and to the extent deemed necessary by Alon, to inspect, test and collect samples of Branded Products located in Distributor’s facilities and equipment or in Alon-branded retail facilities operated or served by Distributor. Distributor shall cooperate with Alon in any investigation of any alleged violations of Distributor’s obligations under this Agreement.

1.9 Claims for Quality. Failure to notify Alon in writing of a claimed defect in quality of a Branded Product within ten (10) days of Distributor’s discovery of any claimed defect shall bar Distributor from asserting any claim against Alon related to the claimed defect. Any notice to Alon under this paragraph 1.9 shall identify the Branded Product by delivery receipt number or other basis of identification. In connection with any such notice, Distributor shall furnish Alon evidence of the claimed defect, including any test results or reports of investigation of the Branded Product. Distributor shall allow Alon access to the subject Branded Product for inspection and shall deliver suitable quantities of that Branded Product to Alon for testing.

1.10 Taxes. Distributor shall pay all taxes and other charges that may be imposed by any federal, state or local or other governmental or other taxing authority, on the sale, manufacture or distribution of the Branded Products, provided that to the extent Alon is required by law to pay such tax or charge, Distributor agrees to reimburse Alon for payment of such tax or charge promptly upon receipt from Alon of written notice thereof. Distributor agrees that Alon shall be entitled to offset any amounts due to Alon by Distributor pursuant to this paragraph against the amounts payable by Alon to Distributor under the Credit Card Program.

2.	Trademark Use

2.1 Alon Marks

2.1.1 Subject to the terms and provisions of this Agreement, Distributor is permitted to:

(a)	use the Alon Marks in connection with the Branded Products Distributor offers for sale in retail transactions at certain stations owned by Distributor and identified as Covered Stations (“Owned Stations”);

(b)	use the Alon Marks in promoting sales of Branded Products at Owned Stations (including use of the Alon Marks in connection with the Credit Card Program);

(c)	use the Alon Marks in connection with the Branded Products purchased from Distributor for resale by dealers qualified by Distributor as required in Section 2.3.11 (“Permitted Dealers”) at certain retail stations (“Dealer Stations”); and

(d)	use the Alon Marks in promoting sales of Branded Products at Dealer Stations (including use of the Alon Marks in connection with the Credit Card Program).

2.1.2 References in this Agreement to the permitted “use” of the Alon Marks by Distributor shall mean the sales, promotion and other activities set out in subsections (a), (b), (c) and (d) above. Distributor shall insure that each use described in subsections (c) and (d) above complies with terms and conditions at least as restrictive as those contained in this Agreement.

2.1.3 Distributor shall use the Alon Marks only in connection with the Owned Stations and Dealer Stations shown on the attached Covered Station Schedule (collectively, the “Covered Stations”), which schedule identifies, for each Covered Station, the estimated annual quantity of Branded Products sold at such facility. From time to time, on mutual agreement, Distributor and Alon may amend the Covered Station Schedule to add or delete Covered Stations.

2.1.4 Distributor expressly agrees that an Owned Station or a Dealer Station shall cease to be a Covered Station (and Distributor shall immediately delete such Station from the Covered Station Schedule) if any of the following events occur:

(a)	Distributor ceases to operate the facility or ceases to operate the facility during the hours and on the days service stations in the area generally are open;

(b)	a Permitted Dealer ceases to operate the facility or ceases to operate the facility during the hours and on the days service stations in the area generally are open;

(c)	Distributor ceases to be the sole supplier of petroleum products to an Owned Station or a Dealer Station for any reason;

(d)	this Agreement is terminated for any reason;

(e)	Distributor and Alon amend the Covered Station Schedule to delete the facility; or

(f)	a Covered Station fails to meet Minimum Product Standards and/or Minimum Image Standards (each as defined below) as set by Alon from time to time.

Distributor shall comply with all applicable laws, including without limitation, the Petroleum Marketing Practices Act (as hereinafter defined) in terminating the status of any Owned Station or Dealer Station as a Covered Station. Alon’s obligations under this Agreement with respect to such facility, and Distributor’s and a Permitted Dealer’s rights (if any) relating to such facility, shall terminate immediately on its loss of Covered Station status.

2.1.5 Distributor shall use each Alon Mark only in connection with the promotion and sale of a Branded Product. Distributor shall not, and shall not permit any Permitted Dealer to, sell or offer for sale any refined petroleum products not supplied to Distributor by Alon, at any Covered Station or otherwise, under any Alon Mark or under circumstances which would lead the public to believe such products are Alon-branded products. Distributor further agrees that it will not sell any refined petroleum products supplied to Distributor by Alon at any retail station that is not a Covered Station or to any operator or dealer for resale at any station that is not a Covered Station.

2.1.6 Distributor shall not, and shall cause each Permitted Dealer not to, use the Alon Marks or the Alon Brand and Image (i) for any purpose or in any manner other than the purposes and in the manner specifically contemplated by this Agreement, (ii) in connection with any other business or any other property, including any retail station that is not a Covered Station, or (iii) as part of its corporate or business name.

2.1.7 Distributor shall have the right to sell products other than the Branded Products such as grocery or convenience store items (“Unlicensed Products”) at its Owned Stations, and to sell Unlicensed Products for retail resale at Dealer Stations; provided that Distributor shall not, and shall cause each Permitted Dealer not to, use the Alon Marks in connection with any Unlicensed Products.

2.1.8 Any use or attempted use of the Alon Marks or the Alon Brand and Image at any Dealer Station pursuant to subsections (c) and (d) of Section 2.1.1 that does not bind the Permitted Dealer to abide by terms and conditions in conformance with, and at least as restrictive as, those contained in this Agreement shall not be a permitted use under this Agreement of the Alon Marks, the Alon Brand and Image, or any other rights under this Agreement and such Dealer Station shall immediately cease to be a Covered Station.

2.2 Rights of Alon; Limited Warranty

2.2.1 Distributor acknowledges and agrees that all rights, title and interest in and to the Alon Marks, whether registered or unregistered, and the Alon Brand and Image, including all goodwill associated with the Alon Marks and the Alon Brand and Image, shall at all times remain the sole and exclusive property of Alon. . Distributor further acknowledges and agrees that it shall obtain no right of ownership or any other right whatsoever over or in relation to the Alon Marks or the Alon Brand and Image, other than the limited rights granted in or pursuant to this Agreement. Any and all goodwill that may accrue as a result of Distributor’s use of the Alon Marks and/or the Alon Brand and Image as permitted hereunder shall inure solely to Alon.

2.2.2 Distributor shall permit Alon to inspect Covered Stations and other facilities used by Distributor or a Permitted Dealer in connection with its operations under this Agreement at any reasonable time for compliance with the requirements of this Agreement. These inspection rights include but are not limited to the right to inspect, sample and test Branded Products. Distributor shall, and shall cause each Permitted Dealer to, cooperate fully with Alon in such inspections and in any follow-up investigation that Alon deems appropriate, including but not limited to investigations to determine if any of the Alon Marks have been infringed or to determine if a breach of any of Distributor’s obligations under this Agreement has occurred.

2.2.3 Alon may amend its Marking Policies and Signage Specifications (each as defined below) from time to time in its discretion. Distributor acknowledges that the Alon Brand and Image is constantly evolving and that the Alon Brand and Image may change as it continues to evolve. Therefore, Distributor agrees that it shall, and shall cause its Permitted Dealers to, make such changes in its operations, including remodeling of Covered Stations, as may be reasonably necessary to keep its operations up to date with the current Alon Brand and Image, which shall include, but not be limited to, the exterior/interior signage, color identification and equipment specifications. Any changes reasonably necessary to comply with the then current Marking Policies, Signage Specifications or Alon Brand and Image shall be completed as soon as reasonably practicable after Distributor receives notice of an amendment thereto. At all times during the term of this Agreement, the then most recent Image Specification Manual (as hereinafter defined) shall be the standard for determining the Alon Brand and Image.

2.2.4 Alon reserves the right at any time to change, modify, add or discontinue any part of the Alon Brand and Image by written notification to Distributor.

2.2.5 Distributor acknowledges and agrees that any usage of the Alon Marks and the Alon Brand and Image by Distributor, its Permitted Dealers or anyone on Distributor’s behalf pursuant to this Agreement (or otherwise, even if such action is a breach of this Agreement) will inure to the benefit of Alon.

2.2.6 Distributor recognizes that it is in the interests of the Parties to this Agreement for Distributor to affirmatively conduct its business to reflect favorably on the Parties and to further promote public acceptance of the Alon Marks, the Alon Brand and Image and the Branded Products. In recognition of such objectives, Distributor shall at all times conduct its operations, and shall cause its Permitted Dealers to conduct their operations, at all Covered Stations in accordance with the Minimum Product Standards and Minimum Image Standards.

2.2.7 Alon warrants that it owns or licenses the Alon Marks as of the Effective Date and that Alon has taken all requisite action to authorize the making of this Agreement under its organizational documents. ALON MAKES NO OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, REGARDING THIS AGREEMENT OR ITS SUBJECT MATTER, INCLUDING BUT NOT LIMITED TO ANY WARRANTY AS TO THE VALIDITY OF ANY ALON MARK, ANY WARRANTY OF SUITABILITY OR MERCHANTABILITY OR ANY REPRESENTATION OR WARRANTY AS TO DISTRIBUTOR’S FUTURE OPERATING PERFORMANCE OR RESULTS WHILE USING THE ALON MARKS OR THE ALON BRAND AND IMAGE.

2.3 Distributor’s Obligations, Representations and Warranties

2.3.1 Distributor shall ensure that all Branded Products sold at Covered Stations meet or exceed all applicable governmental and industry specifications for the respective grades and types of Branded Products (“Minimum Product Standards”). Distributor shall not sell, and shall not permit any Permitted Dealer to sell, Branded Products at any Covered Station that do not meet or exceed the Minimum Product Standards. Distributor agrees that Branded Products purchased hereunder will not be mixed with any other petroleum products or chemicals, except as expressly authorized or required by Alon.

2.3.2 At all times during the term of this Agreement, Distributor shall maintain sufficient supplies of Branded Products in stock to meet promptly and fully the requirements of all Covered Stations. Distributor shall (a) diligently promote the sale and distribution of Branded Products to the Covered Stations, (b) cause each Covered Station to (i) purchase all of its petroleum products supply from Distributor and (ii) sell only Branded Products purchased from Distributor and (c) cause all Covered Stations to display Branded Products prominently and consistent with the demand therefor.

2.3.3 For each Covered Station, Distributor shall, at its expense, obtain, install and maintain signage displaying Alon Marks in accordance with the specifications set out by Alon (as may be amended by Alon pursuant to Section 2.2.3, the “Signage Specifications”) in the Alon Image Specification Manual provided to Distributor by Alon (as may be amended or modified by Alon from time to time, the “Image Specification Manual”). By execution of this Agreement, Distributor acknowledges receipt of the current Image Specification Manual. Distributor may require Permitted Dealers to assume responsibility for the duties under this Section 2.3.3 for purposes of the Dealer Stations, but no such assumption shall relieve Distributor of its obligations under this Section 2.3.3.

2.3.4 Distributor shall display the Alon Marks in accordance with Alon’s marking policy set out by Alon in the Image Specification Manual (as may be amended by Alon pursuant to Section 2.2.3, the “Marking Policy”). Distributor shall utilize the symbol ® in conjunction with the federally registered trademarks and service marks contained in the Alon Marks when used on or in connection with Branded Products, on signage and in printed materials.

2.3.5 Distributor shall diligently promote retail sales of Branded Products under the Alon Marks at the Covered Stations and shall ensure that each Owned Station, whether operated directly by Distributor or by a contract operator, and each Dealer Station is operated consistently with high industry standards, including but not limited to compliance with all rules, guidelines, requirements, permits, or procedures on or for loading, transportation, handling, storing, testing, selling, dispensing or use of Branded Products, including, without limitation, with respect to sulfur content, the Reid Vapor Pressure level of motor fuel, and unleaded motor fuels.

2.3.6 Distributor shall comply with all laws, ordinances, rules, regulations, permits and standards of all pertinent governmental or regulatory bodies and authorities having jurisdiction with respect to the use of the Alon Marks pursuant to this Agreement, the operation of each Covered Station, or the handling, storage, testing, sale, distribution, transportation, or use of Branded Products covered by this Agreement, including, if applicable, Branded Products containing lead compounds and unleaded gasoline, and shall require each subsequent purchaser for resale similarly to obligate itself. Distributor will obtain and pay for all necessary licenses, permits or consents required for the operation of its business at any Covered Station or performance of this Agreement.

2.3.7 Distributor shall not do or permit to be done any act that would tend to disparage the goodwill and reputation of Alon or of any Alon Mark, nor permit any act that could be reasonably foreseen to prejudice, affect, impair or destroy the title, interest, and/or ownership of Alon in any Alon Mark or the legal existence or enforceability of any Alon Mark, or the Alon Brand and Image generally. Should Distributor become aware of any third party infringement of any one or more of the Alon Marks, or any improper or wrongful use of the Alon Marks, Distributor shall immediately bring such infringement or improper use to Alon’s attention in writing. In the event Alon chooses to pursue legal action with respect to such infringement or improper use, Distributor shall, at Alon’s expense, reasonably cooperate and assist Alon in such action.

2.3.8 Distributor shall take all reasonable steps to protect the goodwill associated with the Alon Marks and the Alon Brand and Image and, in order to prevent any deception to the public, shall operate its business in accordance with the standards and requirements of quality, appearance, cleanliness, safety, access, size and service as from time to time prescribed by Alon. The steps include, but are not limited to, maintaining Covered Stations in a neat, attractive and safe condition, making repairs and renovations to Owned Stations reasonably necessary to meet Alon’s standards, and maintaining adequate inventories and trained personnel to serve the public in a manner commensurate with the reputation of Alon-branded stations generally (the standards and requirements described in this Section 2.3.8 being referred to herein as the “Minimum Image Standards”).

2.3.9 During and after the term of this Agreement, Distributor shall not challenge the validity of any Alon Mark, Alon’s ownership of any Alon Mark, or Alon’s entitlement to use any Alon Mark in any court or proceeding, or attempt to cancel or invalidate the registration of any Alon Mark. Distributor shall, and shall cause each Permitted Dealer to, execute and deliver such documents, at Alon’s expense, as Alon may request to protect its interests in the Alon Marks.

2.3.10 Distributor shall cooperate with Alon in the original registration or renewing the registration of any Alon Mark as it becomes due, including providing Alon with a reasonable number of specimens of Distributor’s commercial use of the Alon Mark and specific information on dates and types of usage, as requested by Alon, but Distributor shall have no obligation to pay any of the applicable registration fees.

2.3.11 Distributor shall exercise due diligence before permitting any Dealer Station to become a Covered Station under this Agreement to ensure that the proposed Permitted Dealer is a qualified wholesale customer. A qualified wholesale customer is a reputable independent dealer or potential independent dealer for Distributor whose credit, prior experience, operations and existing or planned facilities demonstrate such dealer’s capacity and ability to comply with the terms of this Agreement. Alon shall have the right to review the qualifications of each Permitted Dealer and proposed Permitted Dealer, and the right to require Distributor to prohibit a Dealer Station from becoming a Covered Station, or to terminate the status of a Dealer Station as a Covered Station, if the Permitted Dealer is deemed unqualified or would not, or does not, satisfy the requirements of Section 2.1.4. Alon’s review or non-review under this section shall not relieve Distributor of its obligations under this Section 2.3.11.

2.3.12 Distributor shall not make any representations to any person, including without limitation, its Permitted Dealers or its retail customers, as to the existence of any warranties of Alon with respect to Branded Products sold by Distributor, nor shall Distributor represent that anyone other than Distributor is in any way responsible for the quality of any product or service provided by Distributor. Distributor shall make no representations that it is affiliated with Alon in any manner, or that Alon in any manner guarantees the debts, obligations or liabilities of Distributor.

2.3.13 Distributor shall cause each Permitted Dealer to comply with the terms of this Agreement, including this Section 2.3. Distributor shall diligently enforce the terms of this Agreement against each Permitted Dealer for its own benefit and for the benefit of Alon. Distributor shall notify Alon promptly of any noncompliance or suspected noncompliance with any term or obligation set forth in this Agreement that could adversely affect any of the Alon Marks, the Alon Brand and Image, or the goodwill represented by the Alon Marks or the Alon Brand and Image.

2.3.14 Distributor shall, at its own cost and expense, immediately de-brand each facility that loses Covered Station status, and shall de-brand all products associated with such facility, in the same manner as provided in Section 12.3. Distributor shall cause all such debranding to be completed within 60 days of loss of Covered Station status. If Distributor fails to do so, then Alon or its representatives shall have the right to de-brand the facility, and Distributor shall reimburse Alon for all costs and expenses of the debranding. Distributor agrees that Alon shall be entitled to offset any amounts due to Alon by Distributor pursuant to this paragraph against the amounts payable by Alon to Distributor under the Credit Card Program.

2.3.15 Distributor is duly organized, validly existing and in good standing under the laws of the state of organization set forth in the Detail Schedule and is duly qualified to do business in each jurisdiction where Distributor conducts its business and operations.

2.3.16 The execution, delivery, consummation and performance of this Agreement by Distributor does not conflict with, or constitute a breach of, any terms of Distributor’s charter or bylaws, or any contract, agreement, mortgage, lease or restriction to which Distributor is a party or by which it is bound.

2.3.17 Distributor has all necessary corporate power and authority to execute, deliver, consummate and perform this Agreement and this Agreement shall be binding and enforceable against Distributor in accordance with its terms.

2.3.18 Distributor agrees that it will make every reasonable effort at all time during the terms of this Agreement to provide sufficient working capital for Distributor to faithfully fulfill its obligations under this Agreement.

2.3.19 Distributor has no material liabilities, adverse claims, commitments or obligations of any nature as of the date of this Agreement, whether accrued, unliquidated, absolute, contingent or otherwise which are not reflected in the financial statements of Distributor furnished to Alon in connection with this Agreement. All such financial statements fairly present the financial condition and results of operation of Distributor.

2.3.20 There are no claims, suits, actions, proceedings or investigations pending, or to the knowledge of Distributor’s directors and officers (after due inquiry), threatened in any court or before any governmental agency or instrumentality, or to the knowledge of Distributor’s directors and officers (after due inquiry), any basis for any claim, action, suit, proceeding or investigation, which affects or could affect, directly or indirectly, any of the assets, properties, rights or business of Distributor.

3.	Marketing Services

3.1 Alon may from time to time provide or coordinate Marketing Services for the benefit of Distributors. From time to time, Alon may, at its sole discretion, provide regional or local advertising or marketing for the Alon Marks in Distributor’s geographic area and may make available to Distributor advertising or marketing support such as materials or cooperative advertising opportunities, but no course of dealing, practice or custom by Alon acting independently or between the Parties to this Agreement shall create any duty or obligation on the part of Alon to support the Alon Marks with any particular kind or level of advertising or marketing support or activity.

3.2 Alon will afford Distributor and Distributor’s Permitted Dealers an opportunity to participate in marketing or advertising programs (if any) initiated by Alon.

3.3 Distributor shall not, and shall cause each Permitted Dealer not to, use any advertising, programs or other Marketing Services made available by Alon (including any technology related thereto) for any purpose other than as expressly contemplated by this Agreement in connection with a Covered Station. In furtherance of the foregoing, Distributor agrees that it will not, and will cause each Permitted Dealer not to, use any advertising, programs or other Marketing Services made available by Alon (including any technology related thereto) at any Owned Station or Dealer Station which is not a Covered Station and that the confidentiality and non-use provisions of Section 8 shall apply to all advertising, programs and other Marketing Services made available by Alon (including any technology related thereto). Distributor further agrees that it shall not, and will not permit any Permitted Dealer to, use any programs or other marketing services or related technology that is not provided by Alon at any Covered Station without Alon’s prior written consent which may be withheld in Alon’s sole discretion.

3.4 Distributor acknowledges that the Marketing Services, including the technology, the trade secrets and other information relating thereto, that may be made available to Distributor pursuant to this Agreement are in addition to any skills, knowledge or information that Distributor, any Permitted Dealer or their respective personnel, agents and representatives currently have and is in addition to customary or usual skills generally possessed in the business and retail community.

4.	Charges for Marketing Services

Should the Distributor choose to participate in Marketing Services, Distributor shall pay for all Marketing Services in which Distributor or its Permitted Dealers participate according to the terms of the particular program offered and to the extent the program requires payments by participants. Alon may offset any amounts due under this Section 4 against the amounts payable by Alon to Distributor under the Credit Card Program.

5.	Credit Card Program

5.1 Definitions. Capitalized terms used in this Section 5 that are not otherwise defined in this Section 5 or elsewhere in this Agreement shall have the meanings given such terms in the schedule attached hereto as the “Credit Card Program Defined Terms Schedule.”

5.2 Distributor’s Participation.

5.2.1 Participation. Distributor shall, and shall cause each Owned Station which is a Covered Station to, participate in the Credit Card Program during the term of this Agreement. In furtherance thereof, Distributor must accept Cards in transactions at each Owned Station which is a Covered Station and Distributor shall cause all applicable conditions for authorization of Card Transactions to be satisfied. Distributor’s participation in the Credit Card Program is subject to (a) the terms of Alon’s agreements with the Alon Card Issuer and to the regulations for approved Alon Card transactions imposed by the Alon Card Issuer from time to time, (b) the obligation of Distributor to pay Alon, Alon Card Issuer and Card Transaction Processor such fees and expenses as are described in the fee schedule (the “Alon Payment Card Program Schedule”) included within the Alon Branded Program Manual (as may be amended or modified by Alon from time to time, the “Branded Program Manual”), (c) immediate termination upon termination of Alon’s agreements with the Alon Card Issuer, and (d) immediate termination upon termination of Alon’s agreements with Card Transaction Processor, unless Alon has elected to replace Card Transaction Processor. By execution of this Agreement, Distributor acknowledges receipt of the current Branded Program Manual.

5.2.2 Service Elements. Alon will make the Credit Card Program available to Distributor and its Permitted Dealers through contracts between Alon and independent third party service providers. Under the contracts, such service providers will provide processing services for Alon Cards, Bank Cards and Debit Cards. The Credit Card Program will include the following service elements: (a) specifications for required point of sale equipment; (b) credit card application forms and application processing for Alon Cards; (c) subject to approval, issuance of Alon Cards; (d) Bank Card processing; (e) Debit Card processing; (f) responses to requests for copies of sales drafts; and (g) processing chargebacks.

5.2.3 Credit Card Applications. Under its contract with Alon, Alon Card Issuer is obligated to provide Distributor with applications for Alon Cards. Alon Card Issuer will process Alon Card applications as received and either issue a Alon Card to the applicant or deny the card in accordance with Alon Card Issuer’s procedures. Distributor agrees to, and shall cause Permitted Dealers to, display Alon Card applications and promotional material at all Covered Stations at all times during the term of this Agreement.

5.2.4 Processing Services. Under its contract with Alon, Card Transaction Processor is obligated to provide Card Transaction processing services to Distributor and its Permitted Dealers for Alon Card, Bank Card, and Debit Card transactions. Alon’s obligation to provide services to Distributor under the Credit Card Program is limited to and defined by (a) the services Card Transaction Processor has agreed to provide Alon and (b) Alon’s agreement in Section 5.5.1 to collect and process net proceeds from Card Transactions for Distributor.

5.3 Permitted Dealer Participation.

5.3.1 Participation. Distributor shall cause each Permitted Dealer, and each Dealer Station which is a Covered Station, to participate in the Credit Card Program during the term of this Agreement. In furtherance thereof, Distributor shall cause each Permitted Dealer to accept Cards in transactions at Dealer Stations which are Covered Stations and Distributor shall cause Permitted Dealers to satisfy all applicable conditions for authorization of Card Transactions. Each Permitted Dealer’s participation in the Credit Card Program shall be subject to (a) the terms of Alon’s agreements with the Alon Card Issuer and the regulations for approved Alon Card transactions imposed by the Alon Card Issuer from time to time, (b) Permitted Dealer’s obligation to pay Alon, Alon Card Issuer and Card Transaction Processor such fees and expenses as are described in the Alon Payment Card Program Schedule, (c) immediate termination upon termination of Alon’s agreements with the Alon Card Issuer, and (d) immediate termination upon termination of Alon’s agreements with Card Transaction Processor, unless Alon has elected to replace Card Transaction Processor.

5.3.2 Permitted Dealer Agreements. Distributor shall enter into an Alon Payment Card Program Dealer Agreement with each Permitted Dealer in substantially the form attached to this Agreement as Exhibit B. Distributor will provide Alon with copies of all Alon Payment Card Program Dealer Agreements. Each Alon Payment Card Program Dealer Agreement shall be a separate contract between Distributor and the Permitted Dealer and shall create no contractual rights between the Permitted Dealer and Alon, but Alon shall be a third party beneficiary of certain covenants, conditions and restrictions applicable to the Permitted Dealer under the Alon Payment Card Program Dealer Agreement and shall be entitled to enforce those provisions as a third party beneficiary. Distributor shall be solely responsible for the breach of Distributor’s obligations under an Alon Payment Card Program Dealer Agreement. BY PROVIDING THE FORM ALON PAYMENT CARD PROGRAM DEALER AGREEMENT TO DISTRIBUTOR, ALON IS NOT PROVIDING LEGAL ADVICE TO DISTRIBUTOR, BUT INSTEAD ALON ADVISES DISTRIBUTOR TO SEEK ITS OWN LEGAL COUNSEL. ALON MAKES NO REPRESENTATION OF THE VALIDITY OR ADEQUACY OF THE ALON PAYMENT CARD PROGRAM DEALER AGREEMENT OR ANY OF ITS PROVISIONS.

5.3.3 Settlement with Permitted Dealers. Alon shall not, and shall not be obligated to, provide any processing, settlement or other services to Permitted Dealers in connection with the Credit Card Program. Alon’s sole obligation to provide processing or other services is limited to Alon’s agreement in Section 5.5.1 to collect and process net proceeds from Card Transactions for Distributor. Distributor shall be solely responsible for settlement with its Permitted Dealers for proceeds from Card Transactions due to Permitted Dealers.

5.4 Point of Sale Equipment. Card Transaction Processor will furnish to Alon and Alon will provide to Distributor as received the technical and operating specifications for all point of sale equipment required at the pump or in the store for initiating the processing of Card Transactions. Distributor and Permitted Dealers may purchase or lease from Alon the required point of sale equipment. Alon will provide Distributor and its Permitted Dealers with a list of suggested equipment and prices and terms for lease or sale from Alon. Installation of the required point of sale equipment shall be in accordance with Card Transaction Processor’s requirements, including any required testing and authentication procedures to initiate on-line processing services through Card Transaction Processor’s designated media for connection to its processing system. Distributor and its Permitted Dealers may acquire the required point of sale equipment from other suppliers, but Distributor and its Permitted Dealers must acquire only point of sale equipment and installation that meets specifications and is otherwise compatible with Card Transaction Processor’s data processing system, including any subsequent updates or modifications.

5.5 Fees, Payments, Rights and Responsibilities.

5.5.1 Distributor Fees and Payments. Distributor is obligated to pay the fees and expenses stated in the Alon Payment Card Program Schedule and authorizes Card Transaction Processor to deduct from settlement proceeds received from Card Issuers all fees and expenses then due to Card Transaction Process under the Alon Payment Card Program Schedule. After such deductions, the Card Transaction Processor shall transfer to Alon the net amount of settlement proceeds due. Alon shall collect such net settlement proceeds and, after deducting all fees and expenses due Alon under the Alon Payment Card Program Schedule and all other amounts Alon is entitled to offset under this Agreement and applicable law, shall offset the remaining proceeds against the amounts owed by Distributor to Alon for purchases of Branded Products in accordance with Section 1.3.4 hereof. If Card Transaction Processor or Alon fails to collect from settlement proceeds all fees and expenses Distributor owes under the Alon Payment Card Program Schedule, then Distributor shall pay Alon upon demand all unpaid amounts. Alon may modify the Alon Payment Card Program Schedule at any time, provided no increase in fees or in reimbursable expenses shall be effective unless Distributor and the Permitted Dealers are given at least thirty (30) days prior notice of the change.

5.5.2 Permitted Dealer Fees and Expenses. Distributor may charge Permitted Dealers such reasonable fees and require reimbursement of such reasonable expenses for participation in the Alon Payment Card Program as Distributor and Permitted Dealers may agree in the Alon Payment Card Program Dealer Agreements.

5.5.3 Independent Status. Alon will make the Credit Card Program available through independent, third parties acting as independent contractors in providing those services. Alon shall have no responsibility for any error, omission or breach of legal or contractual duty by Distributor, any Permitted Dealer, Card Transaction Processor or any Card Issuer. Except for receipt and disbursement of net proceeds from Card Transactions as described in Section 5.5.1, Alon shall fully discharge its obligations with respect to the Credit Card Program by providing the services of Card Transaction Processor and Alon Card Issuer and any replacements for the existing providers required to continue the Credit Card Program while it is in effect.

5.5.4 Taxes. Distributor shall be wholly responsible for collecting, reporting and remitting timely all motor fuel taxes, all sales or use taxes and all other excise taxes imposed under state or federal law upon any Card Transaction or the proceeds of any Card Transaction. In the event that Alon is required by any governmental entity to withhold any such taxes for the account of Distributor or any Permitted Dealer, Alon may comply with such requirement without liability to Distributor or any Permitted Dealer. DISTRIBUTOR SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS ALON, ITS AFFILIATES, AND EACH OF THEIR RESPECTIVE OFFICERS, DIRECTORS AND EMPLOYEES FROM ANY LIABILITY OR EXPENSE RESULTING FROM THE FAILURE OF DISTRIBUTOR OR ITS PERMITTED DEALERS TO COLLECT, REPORT OR PAY EXCISE TAXES OR TO DO SO IN THE TIMES PROSCRIBED THEREFOR. Alon and Distributor agree that upon Distributor or one of its Permitted Dealer’s electronically transmitting a sales draft to a Card Issuer, the transaction is a draft upon a lender and the proceeds remitted by the Card Issuer in settlement are the proceeds of a loan made by the Card Issuer to the holder of the Card when the draft on the Card Issuer is honored by the Card Issuer.

5.5.5 Compliance with Laws. Distributor, Card Transaction Processor and the Card Issuers are and shall be wholly responsible for compliance with all applicable state or federal law with respect to any aspect of the Card Transactions.

5.5.6 Cancellation of Participation. Alon Card Issuer and Alon separately reserve the right to cancel the authorization of Distributor or any Permitted Dealer to participate in the Credit Card Program at any time for any or all of Distributor’s or such Permitted Dealer’s Covered Stations if Distributor or such Permitted Dealer has (a) breached the terms of this Agreement, (b) violated the regulations for Card Transactions or otherwise breached or violated any duty or obligation under contract or at law to Alon or to a Card Issuer, or (c) filed, or any creditor(s) of Distributor or such Permitted Dealer has filed against Distributor or such Permitted Dealer, a petition in bankruptcy.

5.5.7 Right to Withdraw. Alon reserves the right to withdraw the Credit Card Program at any time in any geographic area with or without cause. The terms of this Section 5 shall terminate upon the date specified in Alon’s notice of withdrawal.

5.5.8 Effect of Cancellation or Withdrawal. On any cancellation or withdrawal of the Credit Card Program pursuant to Sections 5.5.6 or 5.5.7, Distributor shall, and/or shall cause the Permitted Dealer(s) to, as applicable, immediately cease all use of the Credit Card Program.

6.	Distributor’s Insurance Requirements

6.1 Unless otherwise specified by Alon, throughout the term of this Agreement Distributor shall, at its sole expense, cause to be issued the following insurance coverage:

(a)	Comprehensive General Liability: General commercial liability insurance with a minimum combined single limit coverage of $1,000,000 per occurrence and $1,000,000 aggregate for property damage, personal injury, or death of persons.

(b)	Automobile Liability: Automobile liability insurance of not less than $1,000,000 combined single limit coverage per occurrence on all owned, hired, borrowed and non-owned vehicles.

(c)	Worker’s Compensation: Worker’s compensation insurance with benefits no less than $500,000 per accident and provided under a worker’s compensation policy by a rated worker’s compensation subscriber licensed in the state where Distributor conducts its business.

(d)	Occupational Disease Insurance: Employer’s liability insurance with benefits no less than $500,000 for each accident, $500,000 for disease for each employee and $1,000,000 aggregate disease policy limit.

(e)	Excess Umbrella Coverage: Excess umbrella coverage for the insurance policies described in clauses (a) through (d) above with limits of no less than $3,000,000.

6.2 Alon, its parent, subsidiaries, and affiliated companies, and their respective employees, officers and agents shall be named as additional insureds in each of Distributor’s policies, except Workers’ Compensation. Each of Distributor’s policies shall be endorsed to provide that underwriters and insurance companies of Distributor shall not have any right of subrogation against Alon, its parent, subsidiaries and affiliated companies, and their respective agents, employees, officers, invitees, servants, contractors, subcontractors, underwriters and insurance companies. Any coverage provided Alon by Distributor’s insurance under this Agreement is primary insurance and shall not be considered contributory insurance with any insurance policies of Alon, its parent, subsidiaries and affiliated companies.

6.3 Distributor shall furnish Alon certificates of insurance evidencing the insurance required herein and, upon request, Alon may examine true copies of the actual policies. The insurance coverage as stated above shall be maintained by Distributor at its sole expense at all times during the term of this Agreement. Each certificate shall provide that thirty (30) days prior written notice shall be given Alon in the event of cancellation or material change of insurance coverage or endorsements required hereunder.

7.	Customer Complaints

Distributor shall respond to any customer inquiries or complaints received by Distributor or Alon in connection with any customer served by Distributor or the Covered Stations it operates or serves and shall take prompt and reasonable action to correct or satisfactorily resolve each inquiry or complaint.

8.	Confidential Information

Distributor and Distributor’s officers, directors, employees, agents and representatives (collectively, “Distributor Parties”) shall not, and shall not permit any Permitted Dealer or any officer, director, employee, agent or representative of such Permitted Dealer (collectively with such Permitted Dealer, the “Dealer Parties”) to, during the term of this Agreement or thereafter, communicate, reproduce, publish, disclose, divulge or use, for the benefit of themselves (other than solely in connection with the operation of the Covered Stations as contemplated by this Agreement) or any other person, entity, business or operation (including any Owned Station or Dealer Station which is not a Covered Station), any information relating to the trade practices, software, computer systems, sales, promotions, marketing, programs, technology or know-how of Alon which may be communicated to or in any way made available to any Distributor Party or Dealer Party by virtue of Distributor’s operations under or in connection with this Agreement (all, the “Confidential Information”). Distributor and Distributor Parties shall, and shall cause each Dealer Party to, use the Confidential Information solely for the purpose of this Agreement and the operation of the Covered Stations and expressly agree that no Confidential Information shall be used for or in connection with any Owned Station or Dealer Station which is not a Covered Station. Distributor shall disclose Confidential Information only to those Distributor Parties or Dealer Parties which are (i) employed or engaged in the operation of Covered Stations, (ii) which need to know such Confidential Information for the purposes of operating a Covered Station as contemplated by this Agreement, and (iii) which have been informed of these restrictions and have agreed to comply with the terms hereof.

9.	Independent Status of Distributor

This Agreement does not reserve, give, or grant to Alon any right to manage or control the day-to-day business of Distributor, any Permitted Dealer, or any Covered Station, and neither Distributor nor any Permitted Dealer or their respective employees or agents shall be agents or employees of Alon for any reason or for any purpose whatsoever. Distributor is, and shall be at all times, an independent business entity that is free to conduct its business as it determines, subject to the obligations set forth in this Agreement. Distributor agrees to place and maintain a sign in a prominent place at all Covered Stations where Branded Products are sold pursuant to this Agreement identifying the operator of the facility. Distributor shall not make any agreements, representations or warranties in the name of or on behalf of Alon, and Alon shall not be obligated by or have any liability under any agreements, representations or warranties made by Distributor, nor shall Alon be obligated for any damages to any person or property directly or indirectly arising out of the operation of Distributor’s business conducted pursuant to this Agreement.

10.	Force Majeure; Allocation

10.1 If Alon’s performance of any obligation under this Agreement is delayed, prevented, or affected by strikes or other labor matters, fire, riot, war, insurrection, terrorist acts, governmental authority or governmental requests, or requisitions for national defense or other purposes, or any other cause beyond the reasonable control of Alon, whether similar to or dissimilar from the enumerated causes (it being expressly agreed that the causes enumerated above are not exhaustive), performance during the period of such disability or impossibility to perform shall be excused and no liability for damages shall exist against Alon on account thereof. On cessation of the cause or causes of any such failure or delay, Alon shall resume its performance hereunder, but such failure or delay shall not operate to extend the term of this Agreement.

10.2 If deliveries by Alon to Distributor are made commercially impracticable because of a shortage of Branded Products or interruption of Alon’s supply origin or other conditions as provided in paragraph 10.1 above, Alon may allocate its available supply of Branded Products among all of its customers, including Distributor, in such manner as Alon in its sole discretion may deem reasonable, without liability to Distributor for failure to deliver the quantities of Branded Products that Distributor may require or otherwise be entitled to under this Agreement; provided, however, that should federal or state law and rules and regulations in implementation thereof establish a mandatory allocation formula applicable to Alon, the available supply of Branded Products shall be allocated in accordance with such federal or state law and the rules and regulations issued pursuant thereto. Upon cessation of the cause or causes of any such failure or delay, performance hereof shall be resumed, but such failure or delay shall not operate to extend the term of this Agreement nor obligate either Party to deliver or take delivery of any Branded Products not delivered or received as a result of such allocation.

11.	Indemnity

DISTRIBUTOR SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS THE INDEMNIFIED PARTIES (DEFINED BELOW) FROM ANY AND ALL CLAIMS, LOSSES, LIABILITIES, DAMAGES, SETTLEMENTS, JUDGMENTS, PENALTIES, FINES, SUITS, CAUSES OF ACTION AND COSTS AND EXPENSES (INCLUDING REASONABLE ATTORNEYS’ FEES AND COURT COSTS), SUFFERED OR INCURRED BY ANY ONE OR MORE OF THEM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO (A) THE OPERATION OF DISTRIBUTOR’S OR ANY PERMITTED DEALER’S BUSINESS, (B) THE OPERATION OF ANY OWNED STATION OR DEALER STATION, (C) DISTRIBUTOR’S OR ANY PERMITTED DEALER’S USE OF ANY ALON MARKS OR MARKETING SERVICES OR PARTICIPATION IN THE CREDIT CARD PROGRAM, (D) DISTRIBUTOR’S BREACH OF ANY OF THE TERMS, CONDITIONS OR WARRANTIES OF THIS AGREEMENT, (E) ANY PERMITTED DEALER’S FAILURE TO COMPLY WITH ANY OF THE TERMS, CONDITIONS OR WARRANTIES OF THIS AGREEMENT, (F) FALSITY, INCOMPLETENESS OR MISLEADING EFFECT OF ANY OF DISTRIBUTOR’S REPRESENTATIONS UNDER THIS AGREEMENT, (G) THE SALE, USE, HANDLING, MARKETING OR STORING OF ANY LICENSED PRODUCTS PURCHASED OR SOLD BY DISTRIBUTOR OR ANY PERMITTED DEALER, (H) THE FAILURE OF DISTRIBUTOR OR ITS PERMITTED DEALER TO COLLECT, REPORT OR PAY ANY STATE OR FEDERAL TAXES THE DISTRIBUTOR OR ITS PERMITTED DEALER IS OBLIGATED TO COLLECT, REPORT OR PAY, OR (I) ANY INJURY TO, OR DEATH OF, ANY PERSON OR PERSONS OR DAMAGE TO PROPERTY THAT RESULTS, DIRECTLY OR INDIRECTLY, FROM ANY CONDUCT, ACT OR FAILURE TO ACT BY DISTRIBUTOR, ITS EMPLOYEES, AGENTS, REPRESENTATIVES OR ANY PERMITTED DEALER, OR THEIR EMPLOYEES, AGENTS AND REPRESENTATIVES, WHETHER OR NOT SAID CLAIMS, DEMANDS AND CAUSES OF ACTION IN WHOLE OR IN PART ARE COVERED BY ONE OR MORE POLICIES OF INSURANCE. THE FOREGOING OBLIGATIONS TO INDEMNIFY, DEFEND AND HOLD HARMLESS SHALL APPLY REGARDLESS OF ANY NEGLIGENT ACT OR OMISSION BY ANY INDEMNIFIED PARTY. “INDEMNIFIED PARTIES” MEANS ALON AND ITS EMPLOYEES, OFFICERS, DIRECTORS, AGENTS, REPRESENTATIVES, PARENTS, LIMITED AND GENERAL PARTNERS, SUBSIDIARIES AND AFFILIATES, AND THE EMPLOYEES, OFFICERS, DIRECTORS, AGENTS AND REPRESENTATIVES OF SUCH PARENTS, LIMITED AND GENERAL PARTNERS, SUBSIDIARIES AND AFFILIATES. ALON MAY PARTICIPATE IN AND CONTROL THE DEFENSE OF ANY PORTION OF ANY SUCH DEMAND, CLAIM, LOSS, LIABILITY, DAMAGE, SETTLEMENT, JUDGMENT, PENALTY, FINE, SUIT, CAUSE OF ACTION OR COST OR EXPENSE (INCLUDING REASONABLE ATTORNEYS’ FEES AND COURT COSTS) AS TO WHICH COVERAGE BY THIS INDEMNIFICATION IS ANTICIPATED OR DISPUTED OR OTHERWISE IN DOUBT.

12.	Term and Termination

12.1 Term. This term of this Agreement shall begin on the Effective Date, and, unless sooner terminated as provided in this Agreement, shall expire on the Expiration Date stated in the Detail Schedule. Notwithstanding the foregoing, in the event (i) this Agreement is not expressly renewed, replaced or terminated prior to the Expiration Date and (ii) Alon has not exercised a right to terminate or not renew this Agreement under the Petroleum Marketing Practices Act (as defined below) or any successor statute prior to the Expiration Date and such statute is then applicable to this Agreement, then the terms of this Agreement as in effect on the Expiration Date shall be automatically renewed thereafter on a month-to-month basis until such time as either (A) this Agreement is so renewed, replaced or terminated, or (B) Alon has exercised a right to terminate or not renew this Agreement pursuant to the Petroleum Marketing Practices Act or any successor statute thereto.

12.2 Termination. This Agreement may be terminated for the reasons specified in Title I of the Petroleum Marketing Practices Act, 15 U.S.C. § 2801, et seq., as the same may be amended from time to time, including, without limitation, for Distributor’s failure to comply with the terms and provisions of this Agreement. A copy of the summary statement of the Petroleum Marketing Practices Act is attached hereto and incorporated herein as Exhibit A.

12.3 Effect of Nonrenewal or Termination.

12.3.1 On nonrenewal or termination of this Agreement for any reason, Distributor shall, and shall cause each Permitted Dealer to, immediately and permanently (a) cease all use or display of the Alon Marks, (b) cease all use of the Credit Card Program, (c) return to Alon or, if requested by Alon, destroy all printed materials bearing the Alon Marks, and (d) remove all traces of the Alon Brand and Image from all Covered Stations and all Branded Products.

12.3.2 Sections 1.3.4, 1.3.5, 1.4, 1.9, 1.10, 2.2.1, 2.3.9, 2.3.12, 2.3.14, 5.5.4, 8, 11, 12.3 and 13 through 24 shall survive expiration or termination of this Agreement for any reason.

13.	Image Improvement Advances and Amortization

13.1 Alon may from time to time, upon the mutual agreement of Distributor and Alon, advance sums (“Advances”) to Distributor for certain image improvements at Distributor’s Alon-branded stations. Such Advances will be evidenced by separate documentation between the Parties.

13.2 At the end of each calendar year, Advances made by Alon to Distributor during the year will be totaled. Except to the extent payment is waived as provided in Section 13.3 below, Distributor agrees to repay such Advances to Alon in 60 equal, consecutive monthly payments beginning in the following calendar year. Except to the extent all or a portion of payment is waived as provided in Section 13.3 below, each monthly payment shall be equal to 1/60th of the Advances and shall be due and payable ten (10) days following the end of each calendar month. Payments shall be sent to Alon, Attention: Credit Department, P.O. Box 517030, Dallas, Texas 75251.

13.3 Alon agrees to waive up to the full amount of the payment due for any single month to the extent the following two conditions have been satisfied by Distributor:

13.3.1 For the twelve (12) month period ending on the last day of such month, Distributor’s monthly purchases of products under this Agreement have a standard deviation of less than 15%; and

13.3.2 Distributor during the month has complied substantially with all other terms of this Agreement between the Parties.

13.4 In the event this Agreement is terminated or not renewed for any reason, all then-remaining monthly payments shall become immediately due and payable.

14.	Assignability

Distributor shall not sell, assign or dispose of Distributor’s interest in this Agreement in whole or in part, directly or indirectly, by operation of law or otherwise, without the prior written consent of Alon, which may be withheld in Alon’s sole discretion. Sale, assignment or other disposition of any interest in Distributor which results in the purchaser, assignee or other transferee acquiring the right to control Distributor (including any merger of Distributor with another entity resulting in the current owners of Distributor’s ownership interest owning less than a majority of the outstanding ownership interests of the surviving corporation) shall be deemed an indirect disposition of Distributor’s interest in this Agreement. Alon may sell or assign all, or any part or parts of, this Agreement upon ten (10) days prior notice to Distributor.

15.	Waiver

Alon’s or Distributor’s failure on any occasion to (a) insist on the other Party’s performance or observance of a provision of this Agreement, or to insist on the satisfaction of any condition to its own performance or observance of a provision of this Agreement, or (b) exercise any of its rights or privileges under this Agreement, shall not be construed as a waiver of any such provision, condition, right or privilege on any other occasion.

16.	No Inducements or Reliance

16.1 Each Party acknowledges that it has not been induced to enter into this Agreement by any representations or promises of the other Party that are not specifically stated herein. More specifically, Distributor represents and acknowledges that (a) Distributor has independently evaluated the merits and risks of this Agreement and has consulted with such legal, tax, and business advisors as Distributor deemed appropriate, and (b) Distributor has not relied upon Alon or its representatives for any legal, tax or business advice or disclosure regarding this Agreement.

16.2 Distributor further acknowledges that (a) this Agreement does not constitute the grant of a franchise within the meaning of any applicable state or federal law protecting franchisees, (b) Alon has made no representations as to Distributor’s future operating performance or results while using the Alon Marks or the Alon Brand and Image, either as an absolute quantity or range, and (c) any information Alon has provided to Distributor that includes projections of volumes or revenues from sales of Branded Products are mere estimates of potential sales and actual results may be materially different from any such estimates.

17.	Entire Agreement

Subject to the immediately following sentence, this Agreement (and the schedules and exhibits hereto) constitutes the entire agreement between Alon and Distributor regarding the purchase and sale of Branded Products, the use of the Alon Marks and the Alon Brand and Image and participation in the Credit Card Program and supercedes any prior agreements between the Parties relating to the purchase and sale of petroleum products, the use of the Alon Marks and the Alon Brand and Image and participation in the Credit Card Program. Notwithstanding the foregoing, this Agreement shall not supercede or affect in any manner any separate or subsequent agreement or arrangement between Alon and Distributor relating to amortization of image costs. Except when this Agreement expressly provides that a Party may amend or modify a specific provision of this Agreement unilaterally, no amendment or modification of this Agreement shall be binding on either Party unless made in writing and signed by an authorized representative of each Party. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, the remainder hereof will not be affected thereby.

18.	Acceptance

This Agreement and any amendment or modification hereof shall be binding on Alon only upon due execution by Alon. Commencement of performance under this Agreement by either Party before such execution shall not be deemed or construed as a waiver by Alon of this requirement.

19.	Notices

Notices required under the terms of this Agreement shall be deemed to have been properly given when such notice is (a) personally delivered, (b) deposited in the United States mail, first class postage prepaid, (c) deposited with a commercial overnight express delivery service, or (c) delivered by facsimile addressed to Alon and Distributor at their respective addresses for notice specified in the Detail Schedule. Either Party may substitute a different address by giving written notice thereof to the other Party. The date of service of a notice served by mail shall be deemed to be the date on which the notice is deposited in the United States mail.

20.	Attorney’s Fees

If Distributor breaches any material obligation under this Agreement and fails to cure the breach within the time permitted (if any), and if Alon employs an attorney to enforce or defend any of its rights or remedies hereunder, Distributor shall pay all reasonable legal costs and expenses, including but not limited to attorney’s fees, incurred by Alon in that connection.

21.	Headings

The headings contained in this Agreement are for reference only and shall have no effect on its meaning or interpretation.

22.	Successors

This Agreement shall inure to the benefit of and be binding upon the Parties hereto, their heirs, representatives, successors, and assigns; subject, however, to the limitations of Section 13 above.

23.	Limitation of Liability

IN NO EVENT SHALL ALON BE LIABLE TO DISTRIBUTOR, OR TO ANY THIRD PARTY CLAIMING BY, THROUGH OR UNDER DISTRIBUTOR, INCLUDING WITHOUT LIMITATION, ANY PERMITTED DEALER, FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES OF ANY KIND (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS), HOWEVER CAUSED AND BASED ON WHATEVER THEORY OF LIABILITY, WHETHER TORT, CONTRACT, STRICT LIABILITY, NEGLIGENCE OR OTHERWISE, ARISING OUT OF OR RELATED TO THIS AGREEMENT.

24.	No Third Party Beneficiaries

This Agreement is not intended to, and shall not, create any rights in or under any benefits upon any person other than the Parties hereto.

25.	Choice of Law; Venue

This Agreement shall be governed and interpreted in accordance with the laws of the State of Texas, without regard to the conflicts of law provisions thereof. Each Party submits to the jurisdiction of any state or federal court sitting in the City of Dallas, Dallas County, Texas, in any action arising out of or relating to this Agreement and agrees that all claims in respect of any such action may be heard and determined in any such court.

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Executed to be effective as of the Effective Date.

ALON USA, LP By: Alon USA GP, LLC, its General Partner	SOUTHWEST CONVENIENCE STORES, LLC

By:	By:

Name:	Name:
Title:	Title:

Covered Station Schedule

(Section 2.1.3)

Distributor: Southwest Convenience Stores, LLC

Facility #	Type (Owned/ Independent)	Street Location	City	State	Date Agreement is effective for this facility	Estimated Monthly Volume Gasoline	Estimated Monthly Volume Diesel

Signed for confirmation:

ALON USA, LP By: Alon USA GP, LLC, its General Partner	SOUTHWEST CONVENIENCE STORES, LLC

By:		By:
	Name:		Name:
	Title:		Title:
Date:		Date:

Credit Card Program Defined Terms Schedule

(Section 5.1)

Capitalized terms used in this Schedule and not otherwise defined shall have the meanings given such terms in the Distributor Sales Agreement of which this Schedule is part.

“Alon Card” is a credit card identified by an Alon Mark.

“Alon Card Issuer” is the third party, independent entity that owns the right to issue Alon Cards and to offer customers credit under their Alon Cards.

“Bank Card” is a credit card issued by any independent, third party issuer authorized for processing in the Credit Card Program.

“Bank Card Issuer” is any person that issues Bank Cards included in the Credit Card Program.

“Card” is any of an Alon Card, Bank Card or Debit Card.

“Card Issuer” is Alon Card Issuer, Bank Card Issuer or Debit Card Issuer. “Card Issuers” are all of them.

“Card Transaction” is any activity related to a credit card transaction under the Credit Card Program at a Covered Station between Distributor or a Permitted Dealer, on the one hand, and the holder of a Bank Card, Debit Card or Alon Card, on the other hand.

“Card Transaction Processor” is the third party independent entity, now or in the future, who has contracted with Alon to provide data processing services for credit card transactions by Distributor or a Permitted Dealer under the Credit Card Program.

“Debit Card” is a debit card issued by any financial institution.

“Debit Card Issuer” is any person that issues Debit Cards authorized for processing in the Credit Card Program.

“Dealer’s Subscription” refers to any valid contract between Distributor and a Permitted Dealer for such dealer’s participation in the Credit Card Program.

EXHIBIT A

Summary Statement of the

Petroleum Marketing Practices Act

SUMMARY OF TITLE I OF THE PETROLEUM MARKETING PRACTICES ACT

Summary of Legal Rights of Motor Fuel Franchisees

This is a summary of the franchise protection provisions of the Federal Petroleum Marketing Practices Act, as amended in 1994 (the Act), 15 U.S.C. sub-sections 2801-2806. This summary must be given to you, as a person holding a franchise for the sale, consignment or distribution of gasoline or diesel motor fuel, in connection with any termination or nonrenewal of your franchise by your franchising company (referred to in this summary as your supplier).

You should read this summary carefully, and refer to the Act if necessary, to determine whether a proposed termination or nonrenewal of your franchise is lawful, and what legal remedies are available to you if you think the proposed termination or failure to renew is not lawful. In addition, if you think your supplier has failed to comply with the Act, you may wish to consult an attorney in order to enforce your legal rights.

The franchise protection provisions of the Act apply to a variety of franchise agreements. The term “franchise” is broadly defined as a license to use a motor fuel trademark which is owned or controlled by a refiner, and it includes secondary arrangements such as leases of real property and motor fuel supply agreements which have existed continuously since May 15, 1973 regardless of a subsequent withdrawal of a trademark. Thus, if you have lost the use of a trademark previously granted by your supplier but have continued to receive motor fuel supplies through a continuation of a supply agreement with your supplier, you are protected under the Act.

Any issue arising under your franchise which is not governed by this Act will be governed by the law of the State in which the principal place of business of your franchise is located.

Although a State may specify the terms and conditions under which your franchise may be transferred upon the death of the franchisee, it may not require a payment to you (the franchisee) for the goodwill of a franchise upon termination or nonrenewal.

The Act is intended to protect you, whether you are a distributor or a retailer, from arbitrary or discriminatory termination or nonrenewal of your franchise agreement. To accomplish this, the Act first lists the reasons for which termination or nonrenewal is permitted. Any notice of termination or nonrenewal must state the precise reason, as listed in the Act, for which the particular termination or nonrenewal is being made. These reasons are described below under the headings “Reasons for Termination” and “Reasons for Nonrenewal.”

The Act also requires your supplier to give you a written notice of termination or intention not to renew the franchise within certain time periods. These requirements are summarized below, under the heading “Notice Requirements for Termination or Nonrenewal.”

The Act also provides certain special requirements with regard to trial and interim franchise agreements, which are described below under the heading “Trial and Interim Franchises.”

The act gives you certain legal rights if your supplier terminates or does not renew your franchise in a way that is not permitted by the Act. These legal rights are described below under the heading “Your Legal Rights.”

The Act contains provisions pertaining to waiver of franchisee rights and applicable State law. These provisions are described under the heading “Waiver of Rights and Applicable State Law.”

This summary is intended as a simple and concise description of the general nature of your rights under the Act. For a more detailed description of these rights, you should read the text of the Petroleum Marketing Practices Act, as amended in 1994 (15 U.S.C. sub-sections 2801-2806). This summary does not purport to interpret the Act as amended, or to create new legal rights.

I. Reasons for Termination

If your franchise was entered into on or after June 19, 1978, the Act bars termination of your franchise for any reasons other than those reasons discussed below. If your franchise was entered into before June 19, 1978, there is no statutory restriction on the reasons for which it may be terminated. If a franchise entered into before June 19, 1978, is terminated, however, the Act requires the supplier to reinstate the franchise relationship unless one of the reasons listed under this heading or one of the additional reasons for nonrenewable described below under the heading “Reasons for Nonrenewal” exists.

A. Non-Compliance with Franchise Agreement. Your supplier may terminate your franchise if you do not comply with a reasonable and important requirement of the franchise relationship. However, termination may not be based on a failure to comply with a provision of the franchise that is illegal or unenforceable under applicable Federal, State or local law. In order to terminate for noncompliance with the franchise agreement, your supplier must have learned of this noncompliance recently. The Act limits the time period within which your supplier must have learned of your non-compliance to various periods, the longest of which is 120 days, before you receive notification of the termination.

B. Lack of Good Faith Efforts. Your supplier may terminate your franchise if you have not made good faith efforts to carry out the requirements of the franchise, provided you are first notified in writing that you are not meeting a requirement of the franchise and you are given an opportunity to make a good faith effort to carry out the requirement. This reason can be used by your supplier only if you fail to make good faith efforts to carry out the requirements of the franchise within the period which began not more than 180 days before you receive the notice of termination.

C. Mutual Agreement to Terminate the Franchise. A franchise can be terminated by an agreement in writing between you and your supplier if the agreement is entered into not more than 180 days before the effective date of the termination and you receive a copy of that agreement, together with this summary statement of your rights under the Act. You may cancel the agreement to terminate within 7 days after you receive a copy of the agreement, by mailing (by certified mail) a written statement to this effect to your supplier.

D. Withdrawal From the Market Area. Under certain conditions, the Act permits your supplier to terminate your franchise if your supplier is withdrawing from marketing activities in the entire geographic area in which you operate. You should read the Act for a more detailed description of the conditions under which market withdrawal terminations are permitted. See 15 U.S.C. section 2802 (b)(E).

E. Other Events Permitting a Termination. If your supplier learns within the time period specified in the Act (which in no case is more than 120 days prior to the termination notice) that one of the following events has occurred, your supplier may terminate your franchise agreement:

(1) Fraud or criminal misconduct by you that relates to the operation of your marketing premises.

(2) You declare bankruptcy or a court determines that you are insolvent.

(3) You have a severe physical or mental disability lasting at least 3 months which makes you unable to provide for the continued proper operation of the marketing premises.

(4) Expiration of your supplier’s underlying lease to the leased marketing premises, if (a) your supplier gave you written notice before the beginning of the term of the franchise of the duration of the underlying lease and that the underlying lease might expire and not be renewed during the term of the franchise; (b) your franchisor offered to assign to you, during the 90-day period after notification of termination or nonrenewal was given, any option which the franchisor held to extend the underlying lease or to purchase the marketing premises (such an assignment may be conditioned on the franchisor receiving from both the landowner and the franchisee an unconditional release from liability for specified events occurring after the assignment); and © in a situation in which the franchisee acquires possession of the leased marketing premises effective immediately after the loss of the right of franchisor to grant possession, the franchisor, upon the written request of the franchisee, made a bona fide offer to sell or assign to the franchisee the franchisor’s interest in any improvements or equipment located on the premises, or offered the franchisee a right of first refusal of any offer from another person to purchase the franchisor’s interest in the improvements and equipment.

(5) Condemnation or other taking by the government, in whole or in part, of the marketing premises pursuant to the power of eminent domain. If the termination is based on a condemnation or other taking, your supplier must give you a fair share of any compensation which he receives for any loss of business opportunity or good will.

(6) Loss of your supplier’s right to grant the use of the trademark that is the subject of the franchise, unless the loss was because of bad faith actions by your supplier relating to trademark abuse, violation of Federal or State law, or other fault or negligence.

(7) Destruction (other than by your supplier) of all or a substantial part of your marketing premises. If the termination is based on the destruction of the marketing premises and if the premises are rebuilt or replaced by your supplier and operated under a franchise, your supplier must give you a right of first refusal to this new franchise.

(8) Your failure to make payments to your supplier of any sums to which your supplier is legally entitled.

(9) Your failure to operate the marketing premises for 7 consecutive days, or any shorter period of time which, taking into account facts and circumstances, amounts to an unreasonable period of time not to operate.

(10) Your intentional adulteration, mislabeling or misbranding of motor fuels or other trademark violations.

(11) Your failure to comply with Federal, State, or local laws or regulations of which you have knowledge and that relate to the operation of the marketing premises.

(12) Your conviction of any felony involving moral turpitude.

(13) Any event that affects the franchise relationship and as a result of which termination is reasonable.

II. Reasons for Nonrenewal

If your supplier gives notice that he does not intend to renew any franchise agreement, the Act requires that the reason for nonrenewal must be either one of the reasons for termination listed immediately above, or one of the reasons for nonrenewal listed below.

A. Failure To Agree on Changes or Additions To Franchise. If you and your supplier fail to agree to changes in the franchise that your supplier in good faith has determined are required, and your supplier’s insistence on the changes is not for the purpose of converting the leased premises to a company operation or otherwise preventing the renewal of the franchise relationship, your supplier may decline to renew the franchise.

B. Customer Complaints. If your supplier has received numerous customer complaints relating to the condition of your marketing premises or to the conduct of any of your employees, and you have failed to take prompt corrective action after having been notified of these complaints, your supplier may decline to renew the franchise.

C. Unsafe or Unhealthful Operations. If you have failed repeatedly to operate your marketing premises in a clean, safe and healthful manner after repeated notices from your supplier, your supplier may decline to renew the franchise.

D. Operation of Franchise is Uneconomical. Under certain conditions specified in the Act, your supplier may decline to renew your franchise if he has determined that renewal of the franchise is likely to be uneconomical. Your supplier may also decline to renew your franchise if he has decided to convert your marketing premises to a use other than for the sale of motor fuel, to sell the premises, or to materially alter, add to, or replace the premises.

III. Notice Requirements of Termination or Nonrenewal

The following is a description of the requirements for the notice which your supplier must give you before he may terminate your franchise or decline to renew your franchise relationship. These notice requirements apply to all franchise terminations, including franchises entered into before June 9, 1978 and trial and interim franchise as well as to all nonrenewals of franchise relationships.

A. How Much Notice Is Required. In most cases, your supplier must give you notice of termination or nonrenewal at least 90 days before the termination or renewal takes effect.

In circumstances where it would not be reasonable for your supplier to give you 90 days’ notice, he must give you notice as soon as he can do so. In addition, if the franchise involves leased marketing premises, your supplier may not establish a new franchise relationship involving the same premises until 30 days after notice was given to you or the date the termination or nonrenewal takes effect, whichever is later. If the franchise agreement permits, your supplier may repossess the premises and, in reasonable circumstances, operate them through his employees or agents.

If the termination or nonrenewal is based upon a determination to withdraw from the marketing of motor fuel in the area, your supplier must give you notice at least 180 days before the termination or nonrenewal takes effect.

B. Manner and Contents of Notice. To be valid, the notice must be in writing and must be sent by certified mail or personally delivered to you. It must contain:

(1) A statement of your supplier’s intention to terminate the franchise or not to renew the franchise relationship, together with his reasons for this action;

(2) The date the termination or nonrenewal takes effect; and

(3) A copy of this summary.

IV. Trial Franchises and Interim Franchises

The following is a description of the special requirements that apply to trial and interim franchises.

A. Trial Franchises. A trial franchise is a franchise, entered into on or after June 19, 1978, in which the franchisee has not previously been a party to a franchise with the franchisor and which has an initial term of 1 year or less. A trial franchise must be in writing and must make certain disclosures, including that it is a trial franchise, and that the franchisor has the right not to renew the franchise relationship at the end of the initial term by giving the franchisee proper notice.

The unexpired portion of a transferred franchise ( other than as a trial franchise, as described above) does not qualify as a trial franchise.

In exercising his right not to renew a trial franchise at the end of its initial term, your supplier must comply with the notice requirements described above under the heading “Notice Requirements for Termination or Nonrenewal.”

B. Interim Franchises. An interim franchise is a franchise, entered into on or after June 19, 1978, the duration of which, when combined with the terms of all prior interim franchises between the franchisor and the franchisee, does not exceed 3 years, and which begins immediately after the expiration of a prior franchise involving the same marketing premises which was not renewed, based on a lawful determination by the franchisor to withdraw from marketing activities in the geographic area in which the franchisee operates.

An interim franchise must be in writing and must make certain disclosures, including that it is an interim franchise and that the franchisor has the right not to renew the franchise at the end of the term based upon a lawful determination to withdraw from marketing activities in the geographic area in which the franchisee operates.

In exercising his right not to renew a franchise relationship under an interim franchise at the end of its term, your supplier must comply with the notice requirements described above under the heading “Notice Requirements for termination or Nonrenewal.”

V. Your Legal Rights

Under the enforcement provisions of the Act, you have the right to sue your supplier if he fails to comply with the requirements of the Act. The courts are authorized to grant whatever equitable relief is necessary to remedy the effects of your supplier’s failure to comply with the requirements of the Act, including declaratory judgment, mandatory or prohibitive injunctive relief, and interim equitable relief. Actual damages, exemplary (punitive) damages under certain circumstances, and reasonable attorney and expert witness fees are also authorized. For a more detailed description of these legal remedies you should read the text of the Act, 15 U.S.C., sub-sections 2801-2806.

VI. Waiver of Rights and Applicable State Law

Your supplier may not require, as a condition of entering into or renewing the franchise relationship, that you relinquish or waive any right that you have under this or any other Federal law or applicable State law. In addition, no provision in a franchise agreement would be valid or enforceable if the provision specifies that the franchise would be governed by the law of any State other than the one in which the principal place of business for the franchise is located.

The foregoing is a true copy of the summary statement required by section 104(d)(1) of the Petroleum Marketing Practices Act, as it appeared in the Federal Register, Vol. 61, No. 123 - Tuesday, June 25, 1996.

EXHIBIT B

Form of Alon Payment Card Program Dealer Agreement

Discount Schedule

(Section 1.2)

Distributor: SOUTHWEST CONVENIENCE STORES, LLC

This Discount Schedule is dated              and shall constitute the Discount Schedule for Distributor’s Distributor Sales Agreement from this date forward until superseded by a subsequently signed and dated Discount Schedule.

Signed for confirmation:

ALON USA, LP By: Alon USA GP, LLC, its General Partner	SOUTHWEST CONVENIENCE STORES, LLC

By:		By:

	Name:		Name:

	Title:		Title:

Date:		Date: